Exhibit 99.1

Saia Reports Second Quarter Earnings Per Share of $0.54

Revenues were $293 million with operating income of $23.3 million

JOHNS CREEK, GA. – July 26, 2013 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics services, today reported improved second quarter 2013 results driven by effective revenue management and operational efficiencies. All prior period share and per share data in this release have been adjusted to reflect the Company’s June 2013 three for two stock split.

Second Quarter 2013 Compared to Second Quarter 2012 Results

•	Revenues were $293 million, an increase of 2 percent

•	Operating income increased 10 percent to $23.3 million compared to $21.2 million

•	Earnings per share were $0.54 compared to $0.48

•	Operating ratio was 92.0 compared to 92.6

•	LTL tonnage decreased by 1.6 percent as LTL shipments were down 0.9 percent with a 0.7 percent decrease in weight per shipment

•	LTL yield was up 3.2 percent due to the favorable impact of pricing actions

“Saia’s high service quality, continued progress with yield and focus on operational excellence were the drivers of our margin improvement. While volumes during the quarter were relatively soft in line with the general economy, we continue to advance our value proposition with investments in quality and focus on customer service,” said Saia President and Chief Executive Officer Rick O’Dell.

“Saia’s Quality Matters initiative is the foundation of our improvements in every major quality metric, highlighted by our seventh consecutive quarter of 98 percent on-time service. Our industrial engineering initiatives and operating efficiencies have reduced our reliance on purchased transportation, increased fuel efficiency, improved safety and cargo claims and enhanced customer service. I believe that our focus on quality, customer service, revenue management and operational excellence has set the stage for solid financial performance in the second half of the year,” continued O’Dell.

“Investments in our people, technology and equipment drive operational efficiencies and enhance our customer service which has led to overall quality improvement throughout every segment of our company. I believe that our execution on quality, revenue management and operations optimization affords Saia with a strong foundation for further progress and long term profitable growth in the future,” O’Dell said.

Year to Date 2013 Compared to Year to Date 2012 Results

•	Revenues were $566 million compared to $556 million

•	Operating income was $37.8 million compared to $32.2 million

Saia, Inc. Second Quarter 2013 Results

•	Net income was $22.7 million compared to $17.4 million

•	Earnings per share were $0.90 compared to $0.70

•	Operating ratio was 93.3 compared to 94.2

Financial Position and Capital Expenditures

Total debt was $99.0 million at June 30, 2013. Net of the Company’s $2.9 million cash balance at quarter-end, net debt to total capital was 25.5 percent. This compares to total debt of $90.7 million and net debt to total capital of 27.4 percent in the prior year quarter.

On June 28, 2013, the Company entered into an amendment to its revolving credit facility to increase Saia’s borrowing capacity, lower certain interest rates and extend the term.

Net capital expenditures for the first six months of 2013 were $71 million. This compares to $69 million in the prior year period. The Company is planning net capital expenditures in 2013 of approximately $90 million. This expenditure level reflects replacement tractors and trailers to reduce the average age of our fleet and the Company’s continued investment in technology.

Conference Call

Management will hold a conference call to discuss quarterly results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 888-466-4462 or 719-325-2308 referencing conference ID #7045108. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the company web site at www.saiacorp.com. A replay of the call will be offered two hours after the completion of the call through August 1, 2013 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks,

Saia, Inc. Second Quarter 2013 Results

uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678.542.3910

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,872	$321
Accounts receivable, net	130,929	106,814
Prepaid expenses and other	33,601	37,028

Total current assets	167,402	144,163

PROPERTY AND EQUIPMENT:
Cost	787,616	718,527
Less: accumulated depreciation	369,346	356,823

Net property and equipment	418,270	361,704

OTHER ASSETS	14,845	13,821

Total assets	$600,517	$519,688

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$59,597	$43,706
Wages and employees’ benefits	31,925	30,842
Other current liabilities	41,480	44,609
Current portion of long-term debt	14,643	22,143

Total current liabilities	147,645	141,300

OTHER LIABILITIES:
Long-term debt, less current portion	84,378	38,562
Deferred income taxes	55,733	55,611
Claims, insurance and other	31,515	29,696

Total other liabilities	171,626	123,869

STOCKHOLDERS’ EQUITY:
Common stock	24	24
Additional paid-in capital	211,054	206,969
Deferred compensation trust	(2,226)	(2,213)
Retained earnings	72,394	49,739

Total stockholders’ equity	281,246	254,519

Total liabilities and stockholders’ equity	$600,517	$519,688

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Six Months Ended June 30, 2013 and 2012

(Amounts in thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2013	2012	2013	2012

OPERATING REVENUE	$292,557	$287,538	$566,352	$556,228

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	144,309	140,239	281,163	271,939
Purchased transportation	19,338	21,052	36,109	40,361
Fuel, operating expenses and supplies	78,154	77,354	157,156	156,751
Operating taxes and licenses	9,330	9,750	18,909	19,616
Claims and insurance	5,883	6,102	11,478	12,276
Depreciation and amortization	12,386	11,951	24,020	23,366
Operating gains, net	(102)	(102)	(274)	(321)

Total operating expenses	269,298	266,346	528,561	523,988

OPERATING INCOME	23,259	21,192	37,791	32,240

NONOPERATING EXPENSES:
Interest expense	1,618	2,195	3,146	4,159
Other, net	(29)	(3)	(95)	(98)

Nonoperating expenses, net	1,589	2,192	3,051	4,061

INCOME BEFORE INCOME TAXES	21,670	19,000	34,740	28,179
Income tax expense	8,170	7,149	12,085	10,793

NET INCOME	$13,500	$11,851	$22,655	$17,386

Average common shares outstanding - basic	24,163	23,827	24,073	23,789

Average common shares outstanding - diluted	25,218	24,771	25,123	24,708

Basic earnings per share	$0.56	$0.50	$0.94	$0.73

Diluted earnings per share	$0.54	$0.48	$0.90	$0.70

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2013 and 2012

(Amounts in thousands)

(Unaudited)

	Six Months
	2013	2012

OPERATING ACTIVITIES:
Net cash provided by operating activities	$31,982	$50,326

Net cash provided by operating activities	31,982	50,326

INVESTING ACTIVITIES:
Acquisition of property and equipment	(72,092)	(71,442)
Proceeds from disposal of property and equipment	1,273	2,138

Net cash used in investing activities	(70,819)	(69,304)

FINANCING ACTIVITIES:
Repayment of long-term debt	(11,071)	(11,071)
Borrowings of revolving credit agreement, net	49,386	28,945
Proceeds from stock option exercises	3,659	613
Other financing activities	(586)	—

Net cash provided by financing activities	41,388	18,487

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,551	(491)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	321	1,317

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,872	$826

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended June 30, 2013 and 2012

(Unaudited)

					Second Quarter
		Second Quarter		%	Amount/Workday		%
		2013	2012	Change	2013	2012	Change

Workdays					64	64

Operating Ratio (1)		92.0%	92.6%

Tonnage (2)	LTL	955	970	(1.6)	14.92	15.16	(1.6)
	TL	178	193	(7.9)	2.78	3.02	(7.9)

Shipments (2)	LTL	1,642	1,656	(0.9)	25.65	25.87	(0.9)
	TL	26	28	(6.7)	0.40	0.43	(6.7)

Revenue/cwt. (3)	LTL	$14.16	$13.71	3.2
	TL	$5.84	$5.53	5.7

Revenue/shipment (3)	LTL	$164.68	$160.62	2.5
	TL	$804.16	$771.04	4.3

Pounds/shipment	LTL	1,163	1,172	(0.7)
	TL	13,763	13,946	(1.3)

Length of Haul		743	725	2.5

(1)	The operating ratio is the calculation of operating expenses divided by operating revenue.
(2)	In thousands
(3)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company’s revenue recognition policy and other revenue.